------------------------------
                                                           OMB APPROVAL
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+--------+                                        OMB Number:          3235-0104
| FORM 3 |                                        Expires:    September 30, 1998
+--------+                                        Estimated average burden
                                                  hours per response ....... 0.5
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1.Name and Address of Reporting Person

  Dane, Edward Nathan
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      (Last)                      (First)                        (Middle)

  c/o Dane, Falb, Stone & Co., Inc.
  33 Broad Street
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                                 (Street)

  Boston, MA 02109
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      (City)                      (State)                           (Zip)


2.Date of Event Requiring Statement (Month/Day/Year)               07/23/98
                                                                ----------------

3.IRS or Social Security Number of Reporting Person (Voluntary)
                                                                ----------------

4.Issuer Name and Ticker or Trading Symbol Toreador Royalty Corporation ("TRGL")
                                           -------------------------------------

5.Relationship of Reporting Person to Issuer (Check all applicable)

  [X] Director    [ ] Officer             [ ] 10% Owner    [ ] Other
                      (give title below)                       (specify below)


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6.If Amendment, Date of Original (Month/Day/Year)
                                                 -------------------------------

7.Individul or Joint/Group Filing (Check Applicable Line)

  [X] Form filed by one reporting person

  [ ] Form filed by more than one reporting person

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             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

------------------------------------------------------------------------------------------------------------
1. TITLE                          2. AMOUNT OF              3. OWNERSHIP FORM:       4. NATURE OF
   OF                                SECURITIES BENE-          DIRECT (D) OR            INDIRECT BENE-
   SECURITY                          FICIALLY OWNED            INDIRECT (I)             FICIAL OWNERSHIP
   (INSTR. 4)                        (INSTR. 4)                (INSTR. 5)               (INSTR. 5)
------------------------------------------------------------------------------------------------------------
COMMON STOCK,
 $0.15625 par value per share       21,250                         I             By Limited Partnership
------------------------------------------------------------------------------------------------------------
COMMON STOCK,
 $0.15625 par value per share        4,000                         I             Through Profit-Sharing Plan
------------------------------------------------------------------------------------------------------------

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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)
* If the form is filed by more one reporting person. See Instruction 5(b)(v).

              TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

- ----------------------------------------------------------------------------------------------------------------------------------
 1. TITLE OF DERIVATIVE        2. DATE EXER-    3. TITLE AND AMOUNT OF SECURITIES   4. CONVERSION   5. OWNERSHIP   6. NATURE OF IN-
    SECURITY (INSTR. 4)           CISABLE AND      UNDERLYING DERIVATIVE SECURITY      OR              FORM OF        DIRECT BENE-
                                  EXPIRATION       (INSTR. 4)                          EXERCISE        DERIVATIVE     FICIAL
                                  DATE                                                 PRICE           SECURITY:      OWNERSHIP
                                  (MONTH/DAY/                                          OF              DIRECT (D)     (INSTR. 5)
                                  YEAR)                                                DERIVATIVE      OR IN-
                              ----------------------------------------------------     SECURITY        DIRECT (I)
                               DATE      EXPIRA-                        AMOUNT OR                      (INSTR. 5)
                               EXER-     TION            TITLE          NUMBER OF
                               CISABLE   DATE                           SHARES
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

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
Explanation of Responses:


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

/S/ Edward N. Dane                                           7/30/98
--------------------------------------              ----------------------------
**Signature of Reporting Person                     Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                     Page 2 of 2
                                                                 SEC 1473 (7-96)